EXHIBIT 10.1

BOARD ADVISER AGREEMENT

This Board Adviser Agreement (the “Agreement”) is made effective as of January 29, 2020 (the “Effective Date”) by MSC Industrial Direct Co., Inc., a New York corporation (the “Company”), and Roger Fradin (the “Adviser”).

RECITALS

WHEREAS, the Adviser served as a member of the Company’s Board of Directors (the “Board”) and did not stand for re-election at the Company’s 2020 Annual Meeting of Shareholders; and

WHEREAS, the Board desires to obtain the advice and counsel of the Adviser regarding the Company’s business and strategy and the industrial distribution sector, including insight relating to the Company’s customer base; and

WHEREAS, the Board would like to engage the Adviser to act as an adviser to the Board, and the Adviser is willing to provide advice and services to the Board on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Service as an Adviser.  The Adviser shall serve as an adviser to the members of the Board and senior management on a non-exclusive basis for the term of this Agreement.  The Adviser shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company.  The Adviser shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Adviser.  The Adviser agrees to take no action that expresses that the Adviser has such power or authority, and the Adviser shall use reasonable efforts to not take any action that would imply to a reasonable person that the Adviser has such power or authority.

2.    Duties.  During the term of this Agreement, the Adviser will use his commercially reasonable efforts to provide advice and counsel to the members of the Board and senior management as may be reasonably requested from time to time by the Board or the Chief Executive Officer of the Company, including advising on the Company’s business and strategy and the industrial distribution sector, including insight relating to the Company’s customer base.  At the Board’s request, the Adviser shall attend and participate in Board meetings, in his capacity as an adviser and without any right to vote on matters submitted to a vote of the Board.  In addition, the Adviser shall be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board and the Company’s Chief Executive Officer.  The Adviser will report directly to the Board or the Company’s Chief Executive Officer in the course of performing the Adviser’s duties, unless otherwise expressly directed by the Board.

3.    Term.  The term of this Agreement will begin on the Effective Date and will continue for a period of 12 months after the Effective Date.  The term shall renew automatically for consecutive 12-month periods, unless either party provides notice of intent not to renew in writing to the other party at least 30 days prior to the applicable renewal date.  Either party may terminate this Agreement upon giving the other party 30 days’ prior written notice of such termination.  In the event this Agreement is terminated by either party, the Company shall pay pro rata fees and unpaid expenses through the termination date to the Adviser promptly thereafter.

4.    Compensation.  As compensation for the Adviser’s services under this Agreement, the Company shall pay to the Adviser (i) a cash retainer fee of $55,000, payable quarterly in arrears and (ii) an additional fee of $2,000 for each Board meeting attended.  In addition, the Adviser shall receive an annual grant of restricted stock units (“RSUs”) on the Effective Date and each renewal date with a grant date value of $120,000, which RSUs will vest one-half on the first anniversary of the grant date, and one-half on the second anniversary of the grant date.  The

RSUs will be granted under and subject to the provisions of the Company’s omnibus incentive plan and the Company’s standard form of award instrument.

5.    Expenses.  The Company agrees to promptly reimburse the Adviser for reasonable out-of-pocket expenses incurred in connection with the Adviser’s services, provided that the Adviser shall provide appropriate documentation of all expenses, all in accordance with the Company’s standard practices.

6.    Indemnification.  In the performance of services, the Adviser shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of intentional misconduct.  The Company agrees to indemnify and hold harmless the Adviser from and against any and all losses, claims, expenses, damages or liabilities, joint or several, (including the costs of any investigation and all reasonable attorneys’ fees and costs) to which the Adviser may become subject or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the Adviser’s intentional misconduct, fraud, or material breach of this Agreement.  The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.    Confidential Information.

7.1    As used in this Agreement, “Confidential Information” means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Adviser during Adviser’s employment with the Company or during the term of this Agreement, or discovered by the Adviser through any means, including observation, including, but not limited to, information about the Company’s employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; financial data, financial projections, business plans, capabilities, trade secrets, and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Adviser.  Confidential Information shall not include:

(i)         information that is publicly available as of the date of this Agreement; or

(ii)        information that subsequently becomes publicly available or generally known in the industry through no fault of the Adviser, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2    The Adviser shall retain all Confidential Information in confidence and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information.  The Adviser shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Adviser’s services under this Agreement.  Adviser agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure.  Upon expiration or termination of this Agreement and upon the Company’s request during the term of this Agreement, the Adviser shall promptly destroy, or return at the Company’s option and expense, any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3    The Adviser recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Adviser agrees that, during the term of this Agreement and thereafter, the Adviser owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company under this Agreement consistent with the Company’s agreement with such third party.

7.4    The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

8.    Restrictions on Trading in the Company’ Stock.  The Adviser acknowledges and agrees that he will be subject to the provisions of the Company’s Insider Trading Policy, as in effect from time to time (the “Insider Trading Policy”), and will be a “Covered Person” as defined in the Insider Trading Policy.  In addition, the Adviser acknowledges and agrees that he will be subject to the Blackout Periods applicable to Designated Insiders under the Insider Trading Policy and pre-clearance of trades required of designated insiders under the Insider Trading Policy.  The Adviser further acknowledges and agrees that the foregoing restrictions will apply to his Family Members/Controlled Entities, as such term is defined in the Insider Trading Policy.

9.    Publicity.  The Company shall have the right to use the name, biography and photo of the Adviser on the Company’s website, marketing and advertising materials during the term of this Agreement.

10.    Other Relationships.  The Company acknowledges that the Adviser may serve as an officer or director of other companies.  During the term of this Agreement, the Adviser shall provide the Company with prior written notice of any changes in the Adviser’s affiliations and of any changes in circumstances that could raise a potential conflict of interest as provided in the Company’s Code of Business Conduct.

11.    Authority; No Conflicts.  Each party respectively represents and warrants that it or he has all requisite power and authority to enter into this Agreement and that the execution, delivery and performance of this Agreement does not and will not result in any violation of, be in conflict with, or constitute a default under any agreement or other instrument to which such party is bound.

12.    Notices.  All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Adviser: the address set forth on the signature page.

If to the Company:

MSC Industrial Direct Co., Inc.
75 Maxess Road
Melville, New York 11747
Attn: General Counsel
Facsimile: (516) 812-1175

Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

13.    Parties in Interest.  This Agreement is made solely for the benefit of the Adviser and the Company.  No other person shall acquire or have any right under or by virtue of this Agreement.

14.    Entire Agreement; Amendments; Severability; Counterparts; Construction of Agreement.  This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement.  No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law.  This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.  No provision of this Agreement shall be construed against either party as the drafter thereof.  The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

15.    Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of law principles.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced in any state or federal court sitting in the Borough of Manhattan of the City of New York.  Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 15 by the state and federal courts sitting in the Borough of Manhattan of the City of New York and in connection therewith hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Steve Armstrong
Name:	Steve Armstrong
Title:	Senior Vice President, General Counsel and Corporate Secretary

/s/ Roger Fradin
Roger Fradin
75 Juniper Drive
Atherton, CA 94027